Exhibit 2.1

NOTICE OF MODIFICATION No. 4

of

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

between

US Army Medical Materiel Agency (USAMMA)

a subordinate activity of the US Army Medical Research and Materiel Command (USAMRMC), in collaboration with the Combat Casualty Care Research Program (CCCRP)

and

US Army Medical Materiel Development Activity (USAMMDA)

(USAMMA and USAMMDA collectively as Laboratory) and

NeuroHabilitation Corporation (Cooperator)

Yuri P. Danilov, Mitchell E. Tyler, Kurt A. Kaczmarek (Background Patent Owners)

Advanced NeuroRehabilitation, LLC (Exclusive Licensee of Background Patent)

The United States Army Medical Materiel Agency, 693 Neiman St, Fort Detrick, Maryland 21702-5012, U.S.A.; United States Army Medical Materiel Development Activity, 1430 Veterans Drive, Fort Detrick, Maryland 21702-5012, U.S.A. and NeuroHabilitation Corporation 208 Palmer Alley, Newtown, PA 18940, entered into a Cooperative Research and Development Agreement (“Agreement”) (U.S. Army Medical Research and Materiel Command Control Number W81XWH-13-0145) on 1 February 2013, for research and development on “Collaboration to advance the Portable Neuromodulation

Stimulator (PoNS™) device through FDA approval for assisted physical therapy in the treatment of soldiers and others with balance and gait disorder.”

The Parties agree that a modification is required to the agreement to better align with current objectives of the collaboration.

Now, the Parties desire to amend the Agreement as follows:

•	Article 14 Section 03 is changed to reflect the following:
o	Renewal: Expiration date will be an additional 1 year, to December 31, 2018 unless revised by written notice and mutual agreement.
•	Appendix B.
o	Section 3 is modified to:
▪

Extend from four (4) to six (6) years the time for Cooperator to obtain final regulatory approval or clearance. This clause remains unchanged as it relates to other indications governed by this agreement.

▪

Section 3 is modified to extend from four (4) to six (6) years the timeframe for commercialization of the product. This clause remains unchanged as it relates to other indications governed by this agreement.

Exhibit 2.1

All other provisions of this Agreement, as previously amended, are unchanged.

IN WITNESS WHEREOF, the Parties have caused this modification to be executed by their duly authorized representatives as follows:

For the Cooperator:

DATE

Philippe Deschamps Chief Operating Officer

NeuroHabilitation Corporation

For Advanced NeuroRehabilitation, LLC and as Background Patent Owners:

DATE

Yuri P. Danilov

DATE

Mitchell E. Tyler

Kurt A. Kaczmarek

For the US Government USAMMA:

DATE

Lynn E. Marm

Colonel, Medical Service Corps

Commander, U.S. Army Medical Materiel Agency

For the US Government USAMMDA:

DATE

John R. Bailey

Colonel, Medical Service Corps

DATE

Commander, US Army Medical Materiel Development Activity